                            AGREEMENT AND PLAN OF MERGER

                                       AMONG

                                    HENKEL KGaA

                            HENKEL ACQUISITION CORP. II

                                        AND

                                  DEP CORPORATION

                             Dated as of July 13, 1998

                                  TABLE OF CONTENTS

                                      ARTICLE I
                                      THE OFFER


SECTION 1.01  The Offer. . . . . . . . . . . . . . . . . . . . . . . .    2
SECTION 1.02  Company Actions. . . . . . . . . . . . . . . . . . . . .    3
SECTION 1.03  Stockholder Lists. . . . . . . . . . . . . . . . . . . .    4
SECTION 1.04  Directors. . . . . . . . . . . . . . . . . . . . . . . .    4

                                     ARTICLE II
                                     THE MERGER

SECTION 2.01  The Merger . . . . . . . . . . . . . . . . . . . . . . .    5
SECTION 2.02  Consummation of the Merger . . . . . . . . . . . . . . .    5
SECTION 2.03  Effects of the Merger. . . . . . . . . . . . . . . . . .    5
SECTION 2.04  Certificate of Incorporation and Bylaws. . . . . . . . .    6
SECTION 2.05  Directors and Officers . . . . . . . . . . . . . . . . .    6
SECTION 2.06  Conversion of Shares . . . . . . . . . . . . . . . . . .    6
SECTION 2.07  Conversion of Common Stock of Sub. . . . . . . . . . . .    6
SECTION 2.08  Stockholders' Meeting. . . . . . . . . . . . . . . . . .    6
SECTION 2.09  Merger Without Meeting of Stockholders . . . . . . . . .    6
SECTION 2.10  Withholding Taxes. . . . . . . . . . . . . . . . . . . .    7

                                     ARTICLE III
                    DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

SECTION 3.01  Dissenting Shares. . . . . . . . . . . . . . . . . . . .    7
SECTION 3.02  Payment for Shares . . . . . . . . . . . . . . . . . . .    7
SECTION 3.03  Closing of the Company's Transfer Books. . . . . . . . .    8
SECTION 3.04  Existing Stock Options . . . . . . . . . . . . . . . . .    8

                                      ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01  Organization and Qualification . . . . . . . . . . . . .    9
SECTION 4.02  Capitalization . . . . . . . . . . . . . . . . . . . . .    9
SECTION 4.03  Authority for this Agreement . . . . . . . . . . . . . .   11
SECTION 4.04  Absence of Certain Changes . . . . . . . . . . . . . . .   11
SECTION 4.05  Reports. . . . . . . . . . . . . . . . . . . . . . . . .   12
SECTION 4.06  Schedule 14D-9; Offer Documents and Proxy Statement. . .   13
SECTION 4.07  Consents and Approvals; No Violation . . . . . . . . . .   14
SECTION 4.08  Brokers. . . . . . . . . . . . . . . . . . . . . . . . .   14
SECTION 4.09  Employee Benefit Matters . . . . . . . . . . . . . . . .   15
SECTION 4.10  Litigation, etc. . . . . . . . . . . . . . . . . . . . .   17


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
SECTION 4.11  Tax Matters. . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 4.12  Compliance with Law. . . . . . . . . . . . . . . . . . .   20
SECTION 4.13  Environmental Matters. . . . . . . . . . . . . . . . . .   20
SECTION 4.14  Intellectual Property. . . . . . . . . . . . . . . . . .   22
SECTION 4.15  Real Property. . . . . . . . . . . . . . . . . . . . . .   24
SECTION 4.16  Material Contracts . . . . . . . . . . . . . . . . . . .   25
SECTION 4.17  Related Party Transactions . . . . . . . . . . . . . . .   25
SECTION 4.18  Liens  . . . . . . . . . . . . . . . . . . . . . . . . .   26
SECTION 4.19  Restriction of State Takeover Statutes Inapplicable. . .   26
SECTION 4.20  Required Vote of Company Stockholders. . . . . . . . . .   26

                                      ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

SECTION 5.01  Organization and Qualification . . . . . . . . . . . . .   26
SECTION 5.02  Authority Relative to this Agreement . . . . . . . . . .   26
SECTION 5.03  Offer Documents; Proxy Statement . . . . . . . . . . . .   26
SECTION 5.04  Consents and Approvals; No Violation . . . . . . . . . .   27
SECTION 5.05  Operations of Sub. . . . . . . . . . . . . . . . . . . .   28
SECTION 5.06  Financing. . . . . . . . . . . . . . . . . . . . . . . .   28
SECTION 5.07  Current Ownership. . . . . . . . . . . . . . . . . . . .   28

                                      ARTICLE VI
                                      COVENANTS

SECTION 6.01  Conduct of Business of the Company . . . . . . . . . . .   28
SECTION 6.02  No Solicitation. . . . . . . . . . . . . . . . . . . . .   30
SECTION 6.03  Access to Information. . . . . . . . . . . . . . . . . .   31
SECTION 6.04  Reasonable Best Efforts. . . . . . . . . . . . . . . . .   31
SECTION 6.05  Indemnification and Insurance. . . . . . . . . . . . . .   33
SECTION 6.06  Employee Matters . . . . . . . . . . . . . . . . . . . .   34
SECTION 6.07  State Takeover Statutes. . . . . . . . . . . . . . . . .   35
SECTION 6.08  Proxy Statement. . . . . . . . . . . . . . . . . . . . .   36
SECTION 6.09  Notification of Certain Matters. . . . . . . . . . . . .   36
SECTION 6.10  Subsequent Filings . . . . . . . . . . . . . . . . . . .   36
SECTION 6.11  Termination Fee; Expenses. . . . . . . . . . . . . . . .   36
SECTION 6.12  Exercise of Stockholder Options. . . . . . . . . . . . .   38

                                     ARTICLE VII
                       CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.01  Conditions to Each Party's Obligation to Effect the
              Merger . . . . . . . . . . . . . . . . . . . . . . . . .   38
SECTION 7.02  Conditions to the Obligations of Parent and Sub to
              Effect the Merger. . . . . . . . . . . . . . . . . . . .   38
SECTION 7.03  Conditions to the Obligations of the Company to Effect
              the Merger . . . . . . . . . . . . . . . . . . . . . . .   39


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                                     ARTICLE VIII
                            TERMINATION; AMENDMENT; WAIVER

SECTION 8.01  Termination. . . . . . . . . . . . . . . . . . . . . . .   39
SECTION 8.02  Effect of Termination. . . . . . . . . . . . . . . . . .   41
SECTION 8.03  Amendment. . . . . . . . . . . . . . . . . . . . . . . .   41
SECTION 8.04  Extension; Waiver. . . . . . . . . . . . . . . . . . . .   41

                                      ARTICLE IX
                                    MISCELLANEOUS

SECTION 9.01  Survival of Representations and Warranties . . . . . . .   41
SECTION 9.02  Entire Agreement; Assignment . . . . . . . . . . . . . .   42
SECTION 9.03  Enforcement of the Agreement . . . . . . . . . . . . . .   42
SECTION 9.04  Validity . . . . . . . . . . . . . . . . . . . . . . . .   42
SECTION 9.05  Notices. . . . . . . . . . . . . . . . . . . . . . . . .   42
SECTION 9.06  Governing Law. . . . . . . . . . . . . . . . . . . . . .   43
SECTION 9.07  Descriptive Headings . . . . . . . . . . . . . . . . . .   43
SECTION 9.08  Parties in Interest. . . . . . . . . . . . . . . . . . .   43
SECTION 9.09  Counterparts . . . . . . . . . . . . . . . . . . . . . .   44
SECTION 9.10  Fees and Expenses. . . . . . . . . . . . . . . . . . . .   44
SECTION 9.11  Certain Definitions. . . . . . . . . . . . . . . . . . .   44
SECTION 9.12  Press Releases . . . . . . . . . . . . . . . . . . . . .   45

EXHIBIT A - CONDITIONS TO THE OFFER. . . . . . . . . . . . . . . . . .  A-1


                             AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of July 13, 1998 among Henkel KGaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares), organized under the laws of the Federal Republic of Germany ("PARENT), Henkel Acquisition Corp. II, a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and DEP Corporation, a Delaware corporation (the "COMPANY").

                                       RECITALS

     WHEREAS, the Board of Directors or similar governing body of each of Parent, Sub and the Company has determined that it is in the best interests of their respective companies and their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, this Agreement and the transactions contemplated hereby and by the Company Option Agreement (as defined below) and the Stockholder Option Agreements (as defined below), and has agreed to recommend that the Company's stockholders approve the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation Law (the "DGCL")) contained in this Agreement and the transactions contemplated hereby and tender their Shares (as hereinafter defined) in the Offer (as hereinafter defined);

     WHEREAS, concurrently with the execution hereof and in order to induce Parent and Sub to enter into this Agreement, Parent, Sub and the Company are entering into a Stock Option Agreement (the "COMPANY OPTION AGREEMENT"), pursuant to which the Company is granting Sub an option (the "COMPANY OPTION") to purchase newly issued Shares under certain circumstances;

     WHEREAS, concurrently with the execution hereof and in order to induce Parent and Sub to enter into this Agreement, Parent and Sub are entering into Stockholder Option Agreements (the "STOCKHOLDER OPTION AGREEMENTS") with each of Robert H. Berglass, Robert H. Berglass, as Trustee of the Berglass Charitable Remainder Trust UDT 7/8/98, and Judith R. Berglass, as Trustee of the Berglass 1995 Irrevocable Trust UDT 6/27/95 (each, an "OPTION GRANTOR") under which each Option Grantor is, among other things, agreeing to tender all of such Option Grantor's Shares in the Offer and granting Parent an irrevocable option (collectively, the "STOCKHOLDER OPTIONS" and, together with the Company Option, the "OPTIONS") to purchase all of such Option Grantor's Shares upon the terms and conditions specified therein; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                      ARTICLE I

                                      THE OFFER

     SECTION 1.01 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 hereof and that none of the events set forth in clause (2) of Exhibit A hereto shall have occurred or be existing, Parent shall cause Sub promptly (but in no event later than five business days following the public announcement of the terms of this Agreement) to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) an offer to purchase all outstanding shares of common stock of the Company, par value $.01 per share (the "SHARES"), at a price of $5.25 per Share, net to the seller in cash (the "OFFER"). Subject to the satisfaction of the Offer Conditions (as defined below) and the terms and conditions of this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable under applicable law. The obligation of Sub to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Exhibit A hereto (the "OFFER CONDITIONS"), which may be asserted by Parent or Sub regardless of the circumstances giving rise to any such condition, or (except as set forth below with respect to the Minimum Condition (as defined in Exhibit A)) waived by Parent or Sub, in whole or in part, at any time and from time to time in their sole discretion. The Company agrees that no Shares held by the Company or any of its Subsidiaries (as defined in Section 9.11 hereof) will be tendered to Sub pursuant to the Offer. Sub will not, without the prior written consent of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer (except as otherwise set forth in Section 1.01(c) hereof),
(iii) impose additional conditions to the Offer, (iv) change the conditions to the Offer (provided, that Parent or Sub in their sole discretion may waive any of the conditions to the Offer other than the Minimum Condition) or (v) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of the Shares. If the conditions set forth in Exhibit A are satisfied as of any scheduled expiration date of the Offer, Sub may extend the Offer for up to ten business days in the aggregate, and may extend the Offer for a longer period with the prior written consent of the Company or as required by law. If the conditions set forth in Exhibit A are not satisfied or, to the extent permitted by this Agreement, waived by Parent or Sub as of any scheduled expiration date, Sub may extend the Offer from time to time (but not beyond the date that is fifty business days from the date hereof) and, in any event, upon the written request of the Company, Sub will extend the Offer from time to time until the earlier of the consummation of the Offer or forty business days from the date hereof (provided, that Sub shall not be obligated to make any such extension if (i) it reasonably determines that all such conditions are not likely to be satisfied by such date or (ii) it shall then have the right to terminate this Agreement, pursuant to its terms).

     (b) On the date of commencement of the Offer, Parent and Sub shall file or cause to be filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer which shall contain the offer to purchase and related letter of

                                       2
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transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Sub agree to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof.

     (c) In the event that the Minimum Condition is not satisfied on any scheduled expiration date of the Offer but there shall have been validly tendered and not withdrawn as of such expiration date a majority of the outstanding Shares on a fully diluted basis, Sub shall either (i) extend the Offer in accordance with, and subject to, the last sentence of Section 1.01(a) hereof for a period or periods not to exceed, in the aggregate, ten business days or (ii)(A) amend the Offer to reduce the number of Shares sought pursuant to the Offer, and the number of Shares needed to satisfy the Minimum Condition, to that number of Shares which, when added to the Shares then owned directly or indirectly by Sub, would equal forty-nine and nine-tenths percent (49.9%) of the Shares then outstanding (the "REVISED MINIMUM NUMBER"), (B) extend the Offer for a period of not less than ten business days following the public announcement of such amendment to the Offer (the Offer, as so amended, being sometimes referred to as the "49.9% OFFER") and (C) if, at the expiration of such extension, a greater number of Shares is tendered into the 49.9% Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares.

     SECTION 1.02 COMPANY ACTIONS. (a) The Company hereby consents to the Offer and represents and warrants that (i) the making of any offer and proposal and the taking of any other action by Parent or Sub in connection with this Agreement, the Company Option Agreement and the Stockholder Option Agreements and the transactions contemplated hereby and thereby have been consented to by the Board of Directors of the Company in accordance with the terms and provisions of the Confidentiality Agreement, dated November 3, 1997, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), (ii) its Board of Directors (at meetings duly called and held) has unanimously (w) determined that the Offer and the Merger (as hereinafter defined) are fair to and in the best interests of the Company and the stockholders of the Company, (x) resolved to recommend acceptance of the Offer and approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement by such stockholders of the Company; PROVIDED, HOWEVER, that such recommendation may be withdrawn, modified or amended if the Company's Board of Directors determines in good faith, following the receipt of advice of outside legal counsel, that it is required to do so in the exercise of its fiduciary obligations under applicable law, (y) taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, the Company Option Agreement, the Stockholder Option Agreements and the acquisition of Shares pursuant to the Offer and the Options and (z) resolved to elect, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of antitakeover laws and regulations (collectively, "TAKEOVER LAWS") of any jurisdiction that may purport to be applicable to this Agreement, the Company Option Agreement, or the Stockholder Option Agreements and (iii) Houlihan Lokey Howard & Zukin ("HOULIHAN"), the Company's independent financial advisor, has advised the Company's Board

                                       3
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of Directors that, in its opinion, the consideration to be paid in the Offer and the Merger to the Company's stockholders is fair, from a financial point of view, to such stockholders.

     (b) Upon commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing, subject to the fiduciary duties of its Board of Directors to the stockholders of the Company under applicable law, as determined in good faith following the receipt of advice of outside legal counsel, the recommendations of its Board of Directors described in Section 1.02(a) and hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company's stockholders. Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and Sub with, and to consult with Parent and Sub regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof.

     SECTION 1.03 STOCKHOLDER LISTS. In connection with the Offer, the Company shall promptly furnish Parent and Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Sub with such information and assistance (including periodic updates of such information) as Parent or Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.

     SECTION 1.04 DIRECTORS. (a) Promptly upon the purchase of Shares by Sub pursuant to the Offer and the Options, and from time to time thereafter, Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Sub representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this Section) and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Sub, promptly increase the size of the Board of Directors of the Company or use its best efforts to secure the resignations of such number of directors as is necessary to provide Sub with such level of representation and shall cause Sub's designees to be so elected; PROVIDED, HOWEVER, that Sub shall be entitled to designate a number of directors equal to or greater than 50% of the total number of directors, only if Sub then owns 90% of more of the Shares then outstanding. The Company will also use its best efforts to cause persons designated by Sub to constitute the same percentage as is on the entire Board of Directors of the Company to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act. At the request of Sub, the Company shall take all actions necessary to effect any such election or appointment of Sub's designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Sub otherwise elects, shall be so mailed together with the

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Schedule 14D-9.  Parent and Sub will supply to the Company all information with respect to themselves and their respective officers, directors and affiliates required by such Section and Rule.

     (b) Notwithstanding anything set forth in Section 1.04(a), neither Parent nor Sub shall take any action to prevent at least two persons who are directors of the Company on the date hereof from remaining as directors of the Company ("CONTINUING DIRECTORS") until the Effective Time (as hereinafter defined). Following the election or appointment of Sub's designees pursuant to Section 1.04(a) and prior to the Effective Time, and so long as there shall be at least one Continuing Director, such designees shall abstain fom acting upon, and the approval of a majority of the Continuing Directors shall be required, and sufficient, to authorize any resolution with respect to any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company and any action to seek to enforce any obligation of Parent or Sub under this Agreement. If at any time the Continuing Directors reasonably deem it necessary to consult independent legal counsel in connection with their duties as Continuing Directors or actions to be taken by the Company, the Continuing Directors may retain such counsel for such purpose and the Company shall pay the reasonable expenses incurred in connection therewith.

                                     ARTICLE II

                                     THE MERGER

     SECTION 2.01 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Sub shall be merged with and into the Company (the "MERGER") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof. The Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") under the name "Schwarzkopf & DEP, Inc." and shall continue its existence under the laws of Delaware. In connection with the Merger, the separate corporate existence of Sub shall cease.

     SECTION 2.02 CONSUMMATION OF THE MERGER. Subject to the provisions of this Agreement, the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the DGCL (the "CERTIFICATE OF MERGER"), and Sub and the Company shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "CLOSING") will be held at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "EFFECTIVE TIME."

     SECTION 2.03 EFFECTS OF THE MERGER. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

     SECTION 2.04 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and the Bylaws of Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation; PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "ARTICLE I. The name of the Corporation is Schwarzkopf & DEP, Inc."

     SECTION 2.05 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

     SECTION 2.06 CONVERSION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Sub or any Subsidiary of Parent, Sub or the Company or held in the treasury of the Company, all of which shall be canceled, and other than Dissenting Shares, as defined in Section 3.01 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per Share equal to $5.25 (or such greater amount as may be paid pursuant to the Offer), without interest (the "MERGER CONSIDERATION"), upon the surrender of the certificate representing such Shares as provided in Section 3.02.

     SECTION 2.07 CONVERSION OF COMMON STOCK OF SUB. Each share of common stock, $.01 par value, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

     SECTION 2.08 STOCKHOLDERS' MEETING. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.09, and subject to applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "SPECIAL MEETING") of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the agreement of merger (within the meaning of Section 251 of the DGCL) set forth in this Agreement; and, subject to the fiduciary duties of its Board of Directors under applicable law as determined in good faith by the Board of Directors, following the receipt of advice of outside legal counsel, include in the Proxy Statement (as hereinafter defined) the recommendation of its Board of Directors that stockholders of the Company vote in favor of the adoption of the plan of merger set forth in this Agreement. Parent and Sub each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer, the Options or otherwise by Parent or Sub or any of their affiliates will be voted in favor of the Merger.

     SECTION 2.09 MERGER WITHOUT MEETING OF STOCKHOLDERS. If Sub, or any other direct or indirect Subsidiary of Parent, shall acquire at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Parent, Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     SECTION 2.10 WITHHOLDING TAXES. Parent and Sub shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the "CODE"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Sub.

                                    ARTICLE III

                   DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

     SECTION 3.01 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who meet all of the requirements of, and who comply with, all of the relevant provisions of Section 262 of the DGCL (the "DISSENTING SHARES") shall not be converted into the right to receive (and the certificates for such Dissenting Shares shall not be exchangeable for) the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder's Shares shall thereupon be converted into the right to receive (and the certificates that immediately prior to the Effective Time represented such Dissenting Shares shall be exchangeable for), as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

     SECTION 3.02 PAYMENT FOR SHARES. (a) Prior to the Effective Time, Parent will cause Sub to make available to a bank or trust company designated by Parent (the "PAYING AGENT") sufficient funds to make the payments pursuant to
Section 2.06 hereof on a timely basis to holders (other than Parent, Sub or the Company or any of their respective Subsidiaries) of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "PAYMENT FUND"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof) equal to the product of the number of Shares formerly represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates that immediately prior to the Effective Time represented Shares owned by Parent, Sub or the Company, or any of their respective Subsidiaries, and certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

     (c) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with
Section 3.01 hereof prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 3.03 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

     SECTION 3.04 EXISTING STOCK OPTIONS. At the Effective Time (or at such earlier time as Sub shall designate, which time may be immediately prior to the acceptance of Shares pursuant to the Offer), each holder of a then outstanding option to purchase Shares, whether or not then exercisable (an "EXISTING STOCK OPTION"), which theretofore has been granted under the Company's 1992 Stock Option Plan, the 1983 Stock Option
Plan, the 1988 Directors and Officers Stock Option Plan and the 1993 Stock Target Ownership Plan (collectively, the "STOCK OPTION PLANS") shall, in settlement thereof, be entitled to receive from the Surviving Corporation for each Share subject to such Existing Stock Option, in lieu of such Share, an amount (subject to any applicable withholding tax as specified in Section
2.10 hereof or as may apply to payments made in connection with the performance of services) in cash equal to the difference between the Merger Consideration and the per share exercise or purchase price of such Existing Stock Option, to the extent such difference is a positive number (such amount being hereinafter referred to as the "OPTION CONSIDERATION"). Upon receipt of the Option Consideration, the Existing Stock Option shall be canceled.
The surrender of an Existing Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Existing Stock Option. Except as otherwise agreed to by the parties, the Stock Option Plans shall terminate as of the Effective Time and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time.

                                     ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES
                                   OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 4.01 ORGANIZATION AND QUALIFICATION. Each of the Company and its Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing, in the aggregate, would not have a Material Adverse Effect (as defined in Section 9.11 hereof). The Company has heretofore delivered to Parent and Sub accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect of the Company and its Subsidiaries. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all of such shares owned by the Company or another of its Subsidiaries are owned free and clear of all liens, claims or encumbrances. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any corporation, partnership, joint venture or other business association or entity, other than in the Company's Subsidiaries.

     SECTION 4.02 CAPITALIZATION. (a) The authorized capital stock of the Company consists of Fifteen Million (15,000,000) Shares and Three Million (3,000,000) shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK"). As of the close of business on the day immediately preceding the date hereof: 6,876,140 Shares were issued and outstanding; no shares of Preferred Stock were issued and outstanding; 231,000 Shares were held in the Company's treasury; and there were outstanding, Existing Stock Options to purchase an aggregate of 674,200
Shares under the Stock Option Plans, respectively (copies of which have previously been made available to Parent and Sub), and there are no stock appreciation rights or limited stock appreciation rights granted under the Stock Option Plans or otherwise outstanding. Since such date, the Company
(i) has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, (ii) has not granted any options, warrants or rights or entered into other agreements or commitments to purchase Shares (under the Stock Option Plans or otherwise) and (iii) has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 4.02(a) of the disclosure letter, dated the date hereof, delivered by the Company to Parent and Sub prior to the execution of this Agreement setting forth certain information with respect to certain matters referred to in this Agreement
(the "DISCLOSURE LETTER"), contains a true, accurate and complete list, as of the date hereof, of the name of each Existing Stock Option holder, the number of outstanding Existing Stock Options held by such holder, the grant date of each such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price. Except as set forth in this Section 4.02(a), there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (iii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as "COMPANY SECURITIES") and (v) obligations by the Company or any of its subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities and there are no performance awards outstanding under the Stock Option Plans or any other outstanding stock related awards. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

     (b) The Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its Subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except for shares directly or indirectly owned by the Company, there are no outstanding (i) shares or other securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i), (ii) and (iii) being referred to collectively as "SUBSIDIARY SECURITIES"), or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     SECTION 4.03 AUTHORITY FOR THIS AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (unless the Merger is consummated pursuant to Section 253 of the DGCL). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

     SECTION 4.04 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Reports (as defined in Section 4.05) filed with the SEC prior to the date hereof or in Section 4.04 of the Disclosure Letter, since July 31, 1997, (i) the Company and its Subsidiaries have not suffered any Material Adverse Effect or any change, condition, event or development that could reasonably be expected to have a Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except in connection with the negotiation and execution and delivery of this Agreement, and (iii) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, the Company or any of its Subsidiaries; (b) any entry into any employment agreement or severance compensation agreement with, or any increase in the rate or terms (including any acceleration of the right to receive payment), of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except increases to employees who are not officers or directors occurring in the ordinary course of business in accordance with its customary past practices; (c) any increase in the rate or terms (including any acceleration of the right to receive payment) of any Plan (as hereinafter defined) or any other bonus, severance, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees; (d) any action by the Company which, if taken after the date hereof, would constitute a breach of any of the clauses of
Section 6.01 hereof; (e) any change by the Company in accounting methods, principles or practices except as required by changes in United States generally accepted accounting principles; (f) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not then subject to a collective bargaining agreement or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; (g) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including write-downs of inventory or of accounts receivable other than in the ordinary course of business consistent with past practice; or (h) any entry into any agreement, commitment or transaction by the Company which is material to the Company and its Subsidiaries taken as a whole other than in the ordinary course of business consistent with past practice.

     SECTION 4.05 REPORTS. (a) Since January 1, 1996, the Company has timely filed with the SEC all forms, reports and documents required to be filed by it pursuant to the federal securities laws and the rules and regulations of the SEC thereunder, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. True and correct copies of such filings made by the Company with the SEC (the "SEC REPORTS"), whether or not required under applicable laws, rules and regulations and including any registration statement filed by the Company under the Securities Act of 1933, as amended (the "SECURITIES ACT"), have been made available to Parent and Sub. None of the SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the SEC Reports or contained in filings subsequent to the date hereof have been or will have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject to, in the case of any unaudited interim financial statements, normal year-end adjustments).

     (c) The Company will furnish to Parent and Sub a copy of any press release to be issued by the Company containing the consolidated financial position of the Company as of July 31, 1998 and the consolidated statements of income, statements of stockholders equity, results of operations and changes in consolidated financial position or cash flow for the fourth fiscal quarter and the fiscal year ending on July 31, 1998. Any such press release will be issued no later than October 15, 1998. The financial information and results to be contained in such press release will be prepared by management from the books and records of the Company, will have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis
(except as may be indicated in the notes thereto) and fairly present the information set forth therein.

     (d) Except as reflected or reserved against or disclosed in the financial statements of the Company included in the SEC Reports or as otherwise disclosed in the SEC Reports, and except as incurred in the ordinary course of business consistent with past practice since July 31, 1997, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles. Since July 31, 1997, neither the Company nor any of its Subsidiaries has incurred any liabilities other than liabilities that (i) have been incurred in the ordinary course of business consistent with past practice and (ii) have not had and are not reasonably likely to have a Material Adverse Effect.

     SECTION 4.06 SCHEDULE 14D-9; OFFER DOCUMENTS AND PROXY STATEMENT. (a) None of the information relating to the Company or any of its Subsidiaries supplied or to be supplied by or on behalf of the Company or any affiliate of the Company for inclusion in the Offer Documents and any other schedule or document required to be filed with the SEC in connection with the Offer and the Merger will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any communication with respect to the Offer previously filed with the SEC or disseminated to the stockholders of the Company. The Schedule 14D-9 will not, at the time the
Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Sub or an affiliate of Parent or Sub expressly for inclusion therein. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

     (b) The Proxy Statement (as hereinafter defined), and any other schedule or document required to be filed by the Company in connection with the Merger, will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Sub or an affiliate of Parent or Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "PROXY STATEMENT."

     (c) The written statements, memoranda, certificates, schedules, lists or other written information (including financial information) that were prepared by the Company or its Subsidiaries, or under the supervision or control thereof, and that were heretofore or are hereafter provided by or on behalf of the Company or its Subsidiaries to Parent or Sub or any of their representatives, pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby, taken as a whole (including, without limitation, as any such document may have been, or may be, amended, modified or supplemented by any subsequent document), have been and will be true and correct in all material respects and do not and will not contain any materially misleading statement or omit to state any material fact necessary to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading.

     SECTION 4.07 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries,
(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a "GOVERNMENTAL ENTITY") except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Exchange Act and the DGCL, (iii) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound except as disclosed in Section 4.07(iii) of the Disclosure Letter, (iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any material asset of the Company or any of its Subsidiaries, or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clause (ii),
(iii), (iv) and (v), for any such consent the absence of which, or lien or violation the creation of which, would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.08 BROKERS. No person or entity (other than Houlihan, a true and complete copy of whose engagement letter as in effect has been furnished to Parent and Sub) is entitled to receive any brokerage, finder's or other fee or commission in connection with this

Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

     SECTION 4.09  EMPLOYEE BENEFIT MATTERS.    (a)  Except as set forth in
Section 4.09(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to, or has any obligation to contribute to or has any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other material plan, program, arrangement, agreement or commitment which is an employment, consulting, severance, termination, change in control or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, profit-sharing, savings, stock option, stock purchase, stock appreciation rights or severance pay plan, program, arrangement, agreement or commitment (individually, a "PLAN," or collectively, the "PLANS"). Each such Plan is identified in Section 4.09(a) of the Disclosure Letter to the extent applicable, as one or more of the following: an "employee pension plan" (as defined in Section 3(2) of ERISA) or an "employee welfare plan" (as defined in Section 3(1) of ERISA). No Plan is a "defined benefit plan" (as defined in Section 414 of the Code) or a "multiemployer plan" (as defined in Section 3(37) of ERISA). No Plan is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

     (b) Neither the Company nor any of its Subsidiaries is subject to any actual or contingent liability under Title IV of ERISA, Section 302 of ERISA,
Section 412 or 4971 of the Code or any similar provision of foreign law or regulation, whether in respect of any employer benefit plan maintained by the Company or any of its Subsidiaries or by any other employer or person or otherwise.

     (c) No event has occurred, and no circumstance exists, in connection with which the Company, any of its Subsidiaries or any Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan, including Section 406, 409, 502(i) or 502(1) of ERISA, or Part 6 of Title I of ERISA, or Section 4971, 4972, 4975, 4976, 4977 or 4980B of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or any of its Subsidiaries has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

     (d) Except as set forth in Section 4.09(d) of the Disclosure Letter, with respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which have not been paid have been and will be properly recorded on the books of the Company; (ii) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and to the best of the Company's knowledge, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) the Company has complied with, and such Plan conforms in form and operation to, all applicable laws and regulations, including ERISA and the Code, in all material respects.

     (e) Except as set forth in Section 4.09(e) of the Disclosure Letter, no deduction for federal income tax purposes has been or is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

     (f) No Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity.

     (g) Except as set forth in Section 4.09(g) of the Disclosure Letter, the transactions contemplated by this Agreement will not result in the payment or series of payments by the Company or any of its Subsidiaries to any person of an "excess parachute payment" within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code.

     (h) Except as set forth in Section 4.09(h) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not (i) entitle any person to any benefit under any Plan or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any person under any Plan.

     (i) Except as disclosed in the financial statements referred to in Section 4.05(b) above or in Section 4.09(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any person beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA Section 4980B of the Code or state law, (ii) retirement or death benefits under any employee pension plan, (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of the Company, or (v) benefits in the nature of severance pay.

     (j) The Company has made available to Parent and Sub, with respect to each Plan for which the following exists:

          (i) a copy of the annual report, if required under ERISA, with respect to such Plan for the last two years, together with a copy of the financial statements for each such Plan for the last two years if required by ERISA;

          (ii) a copy of the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan;

          (iii) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

          (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a "qualified plan" under Section 401 of the Code.

     (k) With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements made available to Parent and Sub.

     (l) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Effective Time will have been paid on or before the Effective Time and, as of the Effective Time, there will be no material liability of the Company or any of its Subsidiaries under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

     (m) Neither the Company nor any of its Subsidiaries has any announced plan or commitment to create any additional Plans or to amend or modify any existing Plan.

     (n) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements and, to the best knowledge of the Company, there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

     (o) Neither the Company nor any of its Subsidiaries has violated any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to wages, hours, civil rights, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees which, taken alone or together with any other such violation or violations, could reasonably be expected to have a Material Adverse Effect.

     SECTION 4.10 LITIGATION, ETC. (a) Except as disclosed in Section 4.10 of the Disclosure Letter, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that involve a claim against the Company or any of its Subsidiaries in excess of $100,000 or that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     (b) The Company's Second Amended Plan of Reorganization (the "PLAN OF REORGANIZATION") which became effective on November 4, 1996, has not been modified, revoked or withdrawn since November 4, 1996; an order has been entered confirming such Plan of Reorganization; and such order is a "Final Order," as such term is defined in the Plan of Reorganization, in full force and effect.

     SECTION 4.11 TAX MATTERS.(a) All material returns and reports relating to Taxes (as defined in Section 9.11 hereof) (including income taxes, withholding taxes and estimated taxes) required to be filed with respect to each of the Company and its Subsidiaries or any of their income, properties or operations as of the date hereof have been duly filed in a timely manner (taking into account all extensions of due dates). All information provided in such returns, declarations and reports is true, correct and complete in all material respects. The Company and its Subsidiaries, as relevant, have paid, or set up reserves in accordance with United States generally accepted accounting principles on their books for, all material Taxes attributable to each of the Company and its Subsidiaries that were due and payable without regard to whether such taxes have been assessed. The Company has made available to Parent and Sub complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of all income and franchise Tax returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years ending 1992 through 1997.

     (b) Adequate provisions in accordance with United States generally accepted accounting principles appropriately and consistently applied to each of the Company and its Subsidiaries have been made in the consolidated financial statements included in the SEC Reports for the payment of all Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

     (c) Except as set forth in Section 4.11(c) of the Disclosure Letter, all federal, state, local and foreign Tax returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1997. Except as set forth in Section 4.11(c) of the Disclosure Letter, there is no claim or assessment pending, or, to the best of the Company's or any of its Subsidiaries' knowledge, threatened against the Company or any of its Subsidiaries for any alleged material deficiency in Taxes, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. Except as set forth in Section 4.11 (c) of the Disclosure Letter, there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

     (d) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) all material amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws.

     (e) Except as set forth in Section 4.11(e) of the Disclosure Letter, there are no liens for Taxes upon any property or assets of the Company or any Subsidiary except liens for Taxes not yet due or the validity of which is being contested in good faith by appropriate proceedings.

     (f) Any difference between (i) the adjusted bases and remaining useful lives (for federal income tax purposes) of the tangible and intangible properties of the Company and its Subsidiaries on the books and records of the Company and its Subsidiaries dated as of April 30, 1998, and (ii) the adjusted bases and remaining useful lives (for federal income tax purposes) for such properties on the books and records of the Company and its Subsidiaries on the day prior to the date hereof, will not constitute a Material Adverse Effect.

     (g) Except as set forth on Section 4.11(g) of the Disclosure Letter, none of the Company or any of its Subsidiaries have (A) applied for or received a tax ruling (other than a determination with respect to a qualified employee benefit plan), (B) entered into any closing agreement under Section 7121 of the Code, (or any similar provision of state, local or foreign law), (C) filed any election or caused any deemed election under Section 338 of the Code or (D) granted a power of attorney to any person regarding any Tax matter of the Company or any of its Subsidiaries.

     (h) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of any transfers contemplated by this Agreement.

     (i) No consent has been filed relating to the Company or any of its Subsidiaries pursuant to Section 341(f) of the Code.

     (j) There is no contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part.

     (k) Each of the Company and its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

     (l) None of the assets owned by the Company or any of its Subsidiaries is property that is required to be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     SECTION 4.12 COMPLIANCE WITH LAW. Neither the Company nor any of its Subsidiaries is in conflict with, in default with respect to or in violation of,
(i) any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, in the case of each of (i) and (ii), except for any such conflicts, defaults or violations that in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries have all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (the "COMPANY PERMITS"), except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply in the aggregate has not had and is not reasonably expected to have a Material Adverse Effect.

     SECTION 4.13 ENVIRONMENTAL MATTERS. (a) Except as set forth in Section 4.13(a) of the Disclosure Letter, to the best knowledge of the Company:

        (i)the Company and each of its Subsidiaries have been at all times and are in substantial compliance with all applicable Environmental Laws (as hereinafter defined);

        (ii)there are no past or present events, conditions, circumstances, activities, practices, incidents or actions (including proposed changes in any Company Permit) that are reasonably likely to substantially interfere with the continued operation of the business of the Company and of its Subsidiaries in the manner now conducted or to give rise to any liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect;

        (iii)no real property or facility currently or formerly owned, used, operated, leased, managed or controlled by the Company, each of its Subsidiaries or any predecessor in interest, is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS"), both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state or local list established pursuant to any Environmental Law;

       (iv) neither the Company, any of its Subsidiaries nor any predecessor in interest has received any written notification of potential or actual liability or request for information under CERCLA or any comparable foreign, state or local law;

        (v) there is no civil, criminal or administrative action, suit, demand, hearing, notice of violation or deficiency, investigation, proceeding, notice, demand letter, decree, judgment, complaint, agreement, claim or citation pending or threatened against the Company or any of its Subsidiaries under any Environmental Law, except where such liability or action, suit, demand, hearing, notice of violation or deficiency, investigation, proceeding, demand letter, decree, judgment, complaint, agreement, claim or citation would not, individually or in the aggregate, have a Material Adverse Effect and, also would not adversely affect the ability to continue to operate each facility in the manner in which it is currently operating;

       (vi) no Hazardous Material (as hereinafter defined) has been at any time or is on the date hereof treated, recycled, or disposed of at, in, on or under any facility or real property owned, operated, leased, managed or controlled by the Company or any of its Subsidiaries, except in compliance with applicable Environmental Laws, and none of the Company or any of its Subsidiaries currently require or previously required interim status or a hazardous waste permit for the treatment, storage or disposal of hazardous waste pursuant to the Resource Conservation and Recovery Act, as amended, or pursuant to any comparable foreign or state hazardous waste statute or regulation; and

      (vii) there has been no Release (as hereinafter defined) at, in, on or under any facility or real property owned, operated, leased, managed or controlled by the Company or any of its Subsidiaries that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

     (b) The Company has given Parent and Sub access to all records and files in its possession at both its corporate headquarters and its facilities currently owned, operated, leased, managed, used or controlled by the Company, or any of its Subsidiaries, including all reports, studies, analyses, tests or monitoring results, pertaining to the existence of Hazardous Material or any other environmental concerns relating to facilities or real property owned, operated, leased, managed, used or controlled by the Company or any of its Subsidiaries or concerning compliance with or liability under any Environmental Laws.

     (c) For purposes of this Section 4.13, the definition of the Company shall include all of the Company's former Subsidiaries.

     (d) All disclosures, notifications, registrations, and filings required to have been made under applicable Environmental Law with respect to the transactions contemplated by this Agreement have been timely made.

     (e) For purposes of this Agreement, "ENVIRONMENTAL LAW" means any law, statute, ordinance, code, rule, regulation, requirement, order, writ, injunction, decree, demand, judgment, ruling, decision, determination, award or binding agreement, issued or entered into by any

Governmental Entity, relating to: (i) pollution, contamination, cleanup, preservation, protection or reclamation of the environment (including any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace and real property and the physical buildings, structures, improvement and fixtures thereon); (ii) worker health or safety, including the exposure of employees and other persons to any Hazardous Material; (iii) any Release or threatened Release, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, cleanup and abatement of such Release or threatened Release; and (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Material.

     (f) For purposes of this Agreement, "HAZARDOUS MATERIAL" means any pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate, product or by-product, petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, products or wastes which are identified or regulated under any Environmental Law.

     (g) For purposes of this Agreement, "RELEASE" means any spill, discharge, leak, emission, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Material at, in, on, into or onto the environment, including the movement of any Hazardous Material through or in the environment, the abandonment or discard of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

     SECTION 4.14 INTELLECTUAL PROPERTY. (a) Section 4.14(a) of the Disclosure Letter sets forth a true, correct and complete list of all Intellectual Property (as hereinafter defined) (other than Intellectual Property included in clauses (vi), (vii) and (ix) of Section 4.14(d)) owned or held by the Company or any of its Subsidiaries (or otherwise used in the business of the Company and its Subsidiaries) on the date hereof and identifies all license agreements (including all amendments or supplements thereto or continuing thereunder) in effect on the date hereof pursuant to which any such Intellectual Property is licensed to or by the Company or its Subsidiaries, in each case, which are or have been material to the Company and its Subsidiaries taken as a whole.

     (b) Except as otherwise set forth in Section 4.14(b) of the Disclosure Letter or in the license agreements referred to in the immediately preceding paragraph (a), (i) the Company and its Subsidiaries at the Effective Time will be the sole and exclusive owners or holders of all such Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, (ii) all such Intellectual Property is fully assignable, without conditions, limitations or restrictions of any kind, (iii) there are no agreements which restrict or limit the use by the Company or its Subsidiaries of the Intellectual Property and (iv) record title to all Intellectual Property owned or held by the Company or its Subsidiaries or otherwise used in the business of the Company or its Subsidiaries is registered (or a registration application for which has been submitted) in the name of the Company or any of its Subsidiaries in the respective patent, trademark and copyright offices of countries indicated in
Section 4.14(a) of the Disclosure Letter.

     (c) Except as set forth in Section 4.14(c) of the Disclosure Letter, to the best knowledge of the Company:

        (i) (w) such Intellectual Property is valid and enforceable in those countries in which the Company or its Subsidiaries are currently using such Intellectual Property, (x) such Intellectual Property does not infringe on any patents, trademarks, copyrights or any other intellectual property or proprietary rights of any person or entity in any country, (y) all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain such Intellectual Property have been taken through the date hereof and will continue to be paid or taken by the Company through the Effective Time and (z) there exists no impediment which would impair the Company's rights to conduct its business or the business of its Subsidiaries after the Effective Time pursuant to such Intellectual Property;

       (ii) the Company and its Subsidiaries have taken all reasonable and appropriate steps to protect the Intellectual Property and, where applicable, to preserve the confidentiality of the Intellectual Property;

      (iii) during the two-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of claim that any of such Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon or conflicts with any patent, trademark, service mark, copyright or trade name of any third party, and no such claim or controversy, whenever filed or threatened, currently exists;

       (iv) during the two-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has given any notice of infringement to any third party with respect to any of such Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of such Intellectual Property, and no claim or controversy with respect as any such alleged infringement currently exists; and

        (v) certificates of registration and renewal, letter patents and copyright registration certificates and all other instruments evidencing ownership of such Intellectual Property are in the possession of the Company or its Subsidiaries.

     (d)  The term "INTELLECTUAL PROPERTY" shall mean:

        (i) all trademarks, service marks, trademark registrations, service mark registrations, trade names and applications for registration of trademarks and service marks;

       (ii) all licenses which create rights in or to the trademark, service mark or trade name properties described in clause (i) above;

      (iii) all copyrights, copyright registrations and applications for registration of copyrights;

       (iv) all renewals, modifications and extensions of any items referred to in clauses (i) through (iii) above;

        (v) all patents, design patents and utility patents, all applications for grant of any such patents pending as of the date hereof or as of the Effective Time or filed within five years prior to the date hereof, and all reissues, divisions, continuations-in-part and extensions thereof;

       (vi) all technical documentation, trade secrets, designs, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, know-how agreements and other know-how;

      (vii) all marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials;

      (viii) all rights arising under, and rights to develop, use and sell under, any of the foregoing and all licenses with respect thereto; and

        (ix) all rights and incidents of interest in and to all noncompetition or confidentiality agreements.

     SECTION 4.15 REAL PROPERTY. (a) Section 4.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of April 30, 1998 and included in the SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or such Subsidiary's use and enjoyment of such real property or materially detract from or diminish the value thereof.

     (b) Section 4.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "REAL PROPERTY LEASES"). The Company has heretofore made available to Parent and Sub true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property

Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of April 30, 1998, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use and enjoyment of such real property or materially detract from or diminish the value thereof.

     SECTION 4.16 MATERIAL CONTRACTS. The Company has filed with the SEC, or disclosed under Section 4.16 of the Disclosure Letter a true, correct and complete list of all Material Contracts (as hereinafter defined), and made available to Parent and Sub, true, correct and complete copies of all Material Contracts. For purposes of this Agreement, "MATERIAL CONTRACTS" shall mean all contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies, and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound which (a) involves or could involve aggregate payments of more than $250,000 (but not including any such contract if it may be canceled on less than twelve months' notice and without liability, penalty or premium), (b) is with any of the Company's officers, directors or affiliates, or (c) is or could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is, or has received any written notice or has any knowledge that any other party is, in default in any respect under any Material Contract, and to the best knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. The Company has not made any claims or sought indemnification as to any matter relating to any Material Contract. Except as set forth in Section 6.11, no valid claim against the Company or its Subsidiaries exists for payment of any "topping," "profit-participation," "termination," "break-up" or "bust-up" fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

     SECTION 4.17 RELATED PARTY TRANSACTIONS. No director, officer, partner, employee, affiliate or associate of the Company or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company of any of its Subsidiaries, (y) engaged in a business related to the business of the Company or any of its Subsidiaries or (z) participated in any transaction to which the Company or any of its Subsidiaries is a party; or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries, other than contracts listed in
Section 4.09 of the Disclosure Letter.

     SECTION 4.18 LIENS. Except as set forth in Section 4.18 of the Disclosure Letter or as disclosed or permitted pursuant to Sections 4.11, 4.14 and 4.15 hereof and other than liens, mortgages, security interests, pledges and encumbrances which do not materially interfere with the Company's use and enjoyment of its property or materially diminish or detract from the value thereof, neither the Company nor any of its Subsidiaries has granted, created or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral, assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever.

     SECTION 4.19 RESTRICTIONS OF STATE TAKEOVER STATUTES INAPPLICABLE. As of the date hereof and at all times on or prior to the Effective Time, the restrictions of Section 203 of the DGCL shall be inapplicable to the Offer, the Merger, the Company Option Agreement, the Stockholder Option Agreements and the transactions contemplated by this Agreement, the Company Option Agreement and the Stockholder Option Agreements.

     SECTION 4.20 REQUIRED VOTE OF COMPANY STOCKHOLDERS. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by
Section 2.09 if Parent owns, directly or indirectly, no more than the Revised Minimum Number of Shares, the only vote of the stockholders of the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. If Parent owns, directly or indirectly, no more than the Revised Minimum Number of Shares, no other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the plan of merger contained in this Agreement and approve the Merger. Sub will have full voting power with respect to any Shares purchased pursuant to the Offer or the Options.

                                     ARTICLE V

                                REPRESENTATIONS AND
                            WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     SECTION 5.01 ORGANIZATION AND QUALIFICATION. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite corporate power and authority to own its properties and conduct its business as currently conducted. All of the issued and outstanding capital stock of Sub is owned directly or indirectly by Parent.

     SECTION 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Sub. This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

     SECTION 5.03 OFFER DOCUMENTS; PROXY STATEMENT. (a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by the Company or an affiliate of the Company expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

     (b) None of the information supplied by Parent, Sub or any affiliate of Parent or Sub specifically for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.04 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by each of Parent or Sub nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Sub, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) as may be required under the HSR Act, the Exchange Act, the DGCL and the "takeover" or "blue sky" laws of various states, or (B) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated hereby, (iii) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not in the aggregate have a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated hereby, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Sub or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated hereby.

     SECTION 5.05 OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

     SECTION 5.06 FINANCING. Parent has sufficient funds available to consummate the transactions contemplated by this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement.

     SECTION 5.07 CURRENT OWNERSHIP. Immediately prior to the execution and delivery of this Agreement, the Company Option Agreement and the Stockholder Option Agreements, neither Parent nor Sub was an "interested stockholder" of the Company, as such term is defined in Section 203(c)(5) of the DGCL.

                                     ARTICLE VI

                                     COVENANTS

     SECTION 6.01 CONDUCT OF BUSINESS OF THE COMPANY. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the date on which a majority of the Company's directors are designees of Parent or Sub, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those persons and entities having business relationships with the Company and its Subsidiaries, and the Company will promptly advise Parent and Sub in writing of any material change in the Company's or any of its Subsidiaries' condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or as set forth in the Disclosure Letter, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

       (i) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of (A) any Company Securities (including any Existing Stock Option) or Subsidiary Securities, or grant or accelerate any right to convert or exchange any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options outstanding on the date hereof or (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof;

       (ii) otherwise acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

      (iii) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock);

       (iv) except as set forth in Section 4.16 of the Disclosure Letter,
     (A) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $100,000 or more, except for purchases of inventory made in the ordinary course of business and consistent with past practice, or (B) enter into or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

        (v) incur or assume any long-term debt or short-term debt except for debt incurred under the Company's existing Revolving Credit Facility in the ordinary course of business consistent with past practice;

       (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned Subsidiaries of the Company;

      (vii) make any loans, advances or capital contributions to, or investments in, any other person (other than wholly-owned Subsidiaries of the Company);

      (viii) change any of the accounting principles or practices used by it;

        (ix) make any Tax election or settle or compromise any material federal, state or local income Tax liability;

         (x) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

        (xi) except as set forth in Section 6.01 of the Disclosure Letter, grant any stock-related, performance or similar awards or bonuses;

       (xii) forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

      (xiii) except as set forth in Section 6.01 of the Disclosure Letter, enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

      (xiv) make any deposits or contributions of cash or other property to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans, other than in the ordinary course of business consistent with past practice;

       (xv) enter into, amend, or extend any collective bargaining or other labor agreement;

      (xvi) except as set forth in Section 6.01 of the Disclosure Letter, adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement;

      (xvii) settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at April 30, 1998 or incurred in the ordinary course of business subsequent to April 30, 1998; or

      (xviii) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect as of the date when made or as of a future date or would result in any of the conditions set forth in Exhibit A not being satisfied.

     SECTION 6.02 NO SOLICITATION. The Company shall not, and shall not permit any of its Subsidiaries and their respective officers, directors, employees, representatives (including its investment bankers or attorneys), agents or affiliates to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any non-public information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise assist or facilitate, any corporation, partnership, person or other entity or group (other than Parent or Sub or any affiliate or associate of Parent or Sub) concerning any Acquisition Transaction (as defined in Section 6.11 herein) or potential Acquisition Transaction; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prohibit the Board of Directors of the Company from furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited bona fide proposal to engage in an Acquisition Transaction that the Board of Directors of the Company determines in good faith represents a financially superior transaction for the stockholders of the Company when compared to the Offer and the Merger if, and only to the extent that, the Board of Directors determines in good faith, following the receipt of advice of outside legal counsel, that failure to take any such action is reasonably likely to be a breach by the Board of Directors of its fiduciary duties to the stockholders of the Company under applicable law; and PROVIDED FURTHER, HOWEVER, that nothing contained in this Agreement shall prohibit the Company or its Board of

Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. The Company will promptly notify Parent and Sub if any such information is requested from it or any such negotiations or discussions are sought to be initiated with the Company and will promptly communicate to Parent and Sub the terms of any proposal or inquiry and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction, including, in the case of written proposals or inquiries, furnishing Parent and Sub with a copy of such written proposal or inquiry (and all amendments and supplements thereto). Subject to the first sentence of this Section 6.02, the Company will and will cause its Subsidiaries, affiliates and their respective officers, directors, employees, representatives and agents to immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties other than Parent, Sub or any of their respective affiliates or associates conducted heretofore with respect to any Acquisition Transaction. Except as is required in the exercise of the fiduciary duties of the Board of Directors of the Company as determined in good faith, following the receipt of advice of outside legal counsel, the Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party without Parent's prior written consent and to take all steps deemed necessary or appropriate by Parent to enforce to the fullest extent possible all such agreements.

     SECTION 6.03 ACCESS TO INFORMATION. (a) From and after the date of this Agreement, the Company will (i) give Parent and Sub and their authorized accountants, investment bankers, counsel and other representatives complete access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company's and its Subsidiaries' independent public accountants to provide access to their work papers and such other information as Parent or Sub may reasonably request, (ii) permit Parent and Sub to make such inspections as they may require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Sub may from time to time request and (iv) furnish promptly to Parent and Sub a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities laws.

     (b) Non-public information obtained by Parent or Sub pursuant to Section 6.03(a) shall be subject to the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

     SECTION 6.04 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions herein provided for, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that nothing in this Agreement (other than as expressly provided for in Section 1.01) shall obligate Parent or Sub to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time) and nothing in this Agreement shall obligate Parent, Sub or any of their respective Subsidiaries or affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or
(ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries. In connection with and without limiting the foregoing, (x) each of the Company, Parent and Sub shall use its reasonable best efforts to make promptly any required submissions under the HSR Act which the Company and Parent and Sub determines should be made, in each case, with respect to the Offer, the Merger, the Company Option Agreement or the Stockholder Option Agreements and the transactions contemplated by this Agreement, the Company Option Agreement and the Stockholder Option Agreements, (y) Parent, Sub and the Company shall cooperate with one another (i) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers and
(z) the Company will use its reasonable best efforts promptly to grant such approvals and to take or cause to be taken such actions as are necessary to eliminate or minimize the effects on the transactions contemplated hereby of any antitakeover statute, regulation or charter provision that is or shall become applicable to the transactions contemplated hereby (except, in the case of any such approval or action by the Board of Directors of the Company, to the extent that the Board of Directors determines in good faith, following the receipt of advice of outside legal counsel, that granting such approval or taking such action is reasonably likely to be a breach by the Board of Directors of its fiduciary duties to the stockholders of the Company under applicable law). Without limiting the foregoing, the Company shall use its best efforts to obtain prior to the consummation of the Offer the consents, approvals and waivers listed in Section 4.07 of the Disclosure Letter, but, without Parent's consent, shall not agree to amend any material terms of any agreements referenced to herein, or pay or agree to pay any amount or other consideration in order to obtain any such approvals or waivers. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto.

     SECTION 6.05 INDEMNIFICATION AND INSURANCE. (a) Parent and Sub agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries (the "INDEMNIFIED PARTIES") as provided in indemnification agreements with the Company, the Company's Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, including, without limitation, matters based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

     (b) To the extent paragraph (a) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of four years from and after the Effective Time, the Surviving Corporation and Parent shall indemnify, defend and hold harmless the Indemnified Parties against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (an "ACTION") arising out of or pertaining to such individuals' services, prior to the Effective Time, as directors, officers or employees of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or as (at the request of the Company) directors, officers or employees of another corporation or other enterprise (including, without limitation, matters based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby), in each case to the full extent permitted by applicable law.

     (c) The Surviving Corporation will cause to be maintained in effect for a period of four years after the Effective Time (or, if the statute of limitations with respect to such claims is extended, for an additional period, not to exceed two years, equal to the length of such extension), in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons currently covered by the Company's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies; PROVIDED, HOWEVER, that the Surviving Corporation will not be required in order to maintain such directors' and officers' liability insurance policies to pay an annual premium in excess of $265,000 (the "CAP"); and PROVIDED FURTHER that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (d) In the event any Action is brought against any Indemnified Parties for which indemnification may be sought in accordance with this Section 6.05, (i) such Indemnified Parties shall notify the Company (or, after the Effective Time, the Surviving Corporation and Parent) in writing promptly after such Indemnified Party receives notice of such Action and shall deliver to the Company (or, after the Effective Time, the Surviving Corporation and Parent) the undertaking contemplated by Section 145(e) of the DGCL, (ii) the Company (or, after the Effective Time, the Surviving Corporation or Parent) shall be entitled to assume the defense thereof and, after notice from the Company (or the Surviving Corporation or Parent, as applicable) to the Indemnified Parties that it so chooses, the Company (or the Surviving Corporation and Parent, as applicable) shall not be liable to the Indemnified Parties for any legal fees or expenses subsequently incurred by any Indemnified Party in connection with the defense thereof (PROVIDED, HOWEVER, that if (x) the Company (or the Surviving Corporation and Parent, as applicable) does not elect to assume the defense thereof, (y) the Company (or the Surviving Corporation and Parent, as applicable) otherwise authorizes the Indemnified Party to retain counsel for the defense thereof or
(z) the assumption of the defense thereof by the Company (or the Surviving Corporation or Parent, as applicable) would present counsel selected by the Company (or the Surviving Corporation or Parent, as applicable) with a conflict of interest or if such counsel's representation of the Indemnified Parties would otherwise be inappropriate under the applicable standards of professional conduct, then the Company (or the Surviving Corporation and Parent, as applicable) will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, and reasonably acceptable to Parent), and (iii) the Company (or the Surviving Corporation and Parent, as applicable) will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent
(which consent shall not be unreasonably withheld), and PROVIDED FURTHER that the Company (or the Surviving Corporation and Parent, as applicable) shall not be obligated pursuant to this Section 6.05 to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single Action, except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action.

     (e) This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by any person or entity entitled to be indemnified hereunder (whether or not parties to this Agreement). The Company (or the Surviving Corporation and Parent, as applicable) shall pay the reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Parties in enforcing rights to which such Indemnified Parties are entitled under the provisions of this Section 6.05.

     SECTION 6.06 EMPLOYEE MATTERS. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time subject to paragraph (b) below, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing Plans and employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 6.06(a) of the Disclosure Letter. Nothing in this Section 6.06(a) shall be deemed to prevent or limit in any way the amendment or termination of any such Plan or agreement in accordance with its terms by the Company or, after the Effective Time, the Surviving Corporation.

     (b) Parent currently intends to cause the Surviving Corporation and its Subsidiaries, until the first anniversary of the Effective Time, to provide pension and welfare benefits to their employees (considered as a group) (excluding employees covered by collective bargaining agreements and excluding benefits that are contingent on a change in control or that are based on the value of, or require the issuance of, securities), which benefits will be in the aggregate no less favorable than those currently provided by the Company and its Subsidiaries in the aggregate to such employees. Nothing in this Section 6.06(b) shall be deemed to constitute an amendment of any employee benefit plan, program or arrangement or to prevent the Surviving Corporation or any of its Subsidiaries from making any change in any plan, program or arrangement, including any change required by law or deemed necessary or appropriate to comply with applicable law or regulation.

     (c) The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, to amend any plan, other than the Stock Option Plans, maintained by the Company or any of its Subsidiaries to eliminate, effective immediately prior to the Effective Time, all provisions for the purchase of Shares directly from the Company or any of its Subsidiaries or securities of any Subsidiary.

     (d) Without limiting the foregoing paragraph (c), the Company shall take, or cause to be taken, all action necessary, to ensure that the Stock Option Plans shall terminate as of the Effective Time.

     (e) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

     (f) No later than two business days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Sub to make reasonable revisions thereto.

     (g) Prior to the date hereof, the Company has entered into employment agreements, each in form and substance satisfactory to Parent, with Robert Berglass and Grant W. Johnson, which employment agreements shall replace and supersede the existing employment and severance agreements between the Company and such officers.

     SECTION 6.07 TAKEOVER LAWS. The Company shall, upon the request of Parent or Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Sub to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by this Agreement, the Company Option Agreement or the Stockholder Option Agreements, of, any Takeover Laws.

     SECTION 6.08 PROXY STATEMENT. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.09, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent and Sub (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary proxy or information statement (the "PRELIMINARY PROXY STATEMENT") relating to the Merger as required by the Exchange Act and the rules and regulations of the SEC thereunder, with respect to the transactions contemplated hereby. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and Sub with, and consult with Parent and Sub regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Sub (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date and shall use its best efforts to obtain the necessary approval of the Merger by its stockholders.

     SECTION 6.09 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Sub, and Parent or Sub, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (i) to cause any representation or warranty of such party contained in this Agreement (disregarding any materiality limitation contained therein) to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder (including the conditions set forth in Exhibit A); PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

     SECTION 6.10 SUBSEQUENT FILINGS. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Sub copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company as at the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject to, in the case of any unaudited interim financial statements, normal year-end adjustments).

     SECTION 6.11 TERMINATION FEE; EXPENSES. (a) In the event that this Agreement is terminated (i) pursuant to Sections 8.01(e) or 8.01(h) or
(ii) pursuant to any other provision of Section 8.01 (regardless of whether such termination is by Parent or the Company, unless such termination results solely from a material breach by Parent or Sub of their respective obligations hereunder) and (in the case of clause (ii) only) either (y) prior to such termination a Trigger Event (as such term is defined in Section 6.11(b)) has occurred or (z) prior to such termination a written proposal shall have been made relating to an Acquisition Event (as such term is defined in Section 6.11(c)) and within twelve months from the date of such termination an Acquisition Event shall have occurred, then the Company shall pay to Parent a fee of $2,500,000 (the "TERMINATION FEE"). Such fee shall be payable in immediately available funds at the time of termination if such fee becomes payable pursuant to clause (i) or clause (ii)(y) above, or on the second business day following the occurrence of the Acquisition Event if such fee becomes payable in the circumstances described in clause (ii)(z) above. Notwithstanding the foregoing, the Termination Fee shall cease to be payable immediately following any exercise or repurchase of the Company Option in accordance with its terms.

     (b) As used herein, "TRIGGER EVENT" shall mean the occurrence of any of the following events:

        (i) The Company or any of its Subsidiaries (or the Board of Directors or any committee thereof of the Company) shall have recommended, approved, authorized, proposed, filed a Schedule 14D-9 not opposing, or publicly announced its intention to enter into, any Acquisition Transaction (other than with Parent, Sub or any of its affiliates), or shall have resolved to do any of the foregoing. For purposes of this Agreement "ACQUISITION TRANSACTION" shall mean any tender offer or exchange offer, any merger, consolidation, liquidation, dissolution, recapitalization, reorganization or other business combination, any acquisition, sale or other disposition of a material amount of assets or securities or any other similar transaction involving the Company, its securities or any of its material Subsidiaries or divisions;

        (ii) the Board of Directors or any committee thereof of the Company shall have withdrawn or modified or amended in any manner adverse to Parent or Sub its authorization, approval or recommendation to the stockholders of the Company with respect to the Offer, the Merger or this Agreement, or shall have resolved to do any of the foregoing or shall have failed to have reiterated its recommendation within five business days of any written request by Parent or Sub therefor; or

       (iii) any person, entity or "group" (as that term is used in Section 13(d)(e) of the Exchange Act) (other than the Option Grantors and their affiliates and other than Parent, Sub or any of their affiliates and other than persons, entities or groups that are permitted to report their ownership of Shares with the SEC on Schedule 13G) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange
     Act) of 20% of the then outstanding Shares.

     (c)  As used herein, "ACQUISITION EVENT" shall mean the consummation of any
(i) Acquisition Transaction or (ii) series of transactions that results in any person, entity or "group" (other than the Option Grantors and their affiliates and other than Parent, Sub or any of their affiliates) acquiring more than 50% of the outstanding Shares or assets of the Company (in each case including through any open market purchases, merger, consolidation, recapitalization reorganization or other business combination).

     SECTION 6.12 EXERCISE OF STOCKHOLDER OPTIONS. Parent and Sub hereby agree that, in the event that Parent or Sub (or any affiliate of Parent or Sub) exercises any of the Stockholder Options and purchases Shares thereunder, as promptly as practicable thereafter, Parent will propose to the Company a merger, on terms and subject to conditions substantially the same as those provided in this Agreement, between Sub or another of its wholly-owned Subsidiaries and the Company pursuant to which the stockholders of the Company (other than Parent, Sub or any Subsidiary of Parent, Sub or the Company) will receive an amount of cash consideration per Share equal to the Merger Consideration (or such higher amount as is payable for Shares under any of the Stockholder Option Agreements), and will take such actions as may be necessary or appropriate in order to effect such merger at the earliest practicable time.

                                    ARTICLE VII

                      CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

          (a) unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.09, the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company required by and in accordance with applicable law;

          (b) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated;

          (c) no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Sub or the Company and be in effect that prohibits the consummation of the Merger or makes such consummation illegal (each party agreeing to use all reasonable efforts to have such prohibition lifted); and

          (d) Sub shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer; PROVIDED, HOWEVER, that this condition will be deemed satisfied if Sub shall have failed to purchase Shares tendered pursuant to the Offer in violation of the terms of this Agreement.

     SECTION 7.02 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver, where permissible, on or prior to the proposed Effective Time of the following conditions:

          (a) the Company shall have performed and complied in all material respects with all agreements and obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and at and as of the proposed Effective Time as though such representations and warranties were made at and as of such time; and

          (b) the Company shall have furnished such certificates of its officers to evidence compliance with the conditions set forth in
     Section 7.02(a) hereof as may be reasonably requested by Sub.

     SECTION 7.03 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger are further subject to the satisfaction or waiver, where permissible, on or prior to the proposed Effective Time of the following conditions:

          (a) Parent and Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the proposed Effective Time and the representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and at and as of the proposed Effective Time as though such representations and warranties were made at and as of such time; and

          (b) Parent and Sub shall have furnished such certificates of its officers to evidence compliance with the conditions set forth in Section 7.03(a) hereof as may be reasonably requested by the Company.

                                    ARTICLE VIII

                           TERMINATION; AMENDMENT; WAIVER

     SECTION 8.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

          (a) by mutual written consent of the Boards of Directors of the Company and Parent;

          (b) by (i) Parent or (ii) the Company, in either case, if the Effective Time shall not have occurred on or before December 31, 1998 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted, in the failure of the Effective Time to occur on or before such date);

          (c) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, the Company Option Agreement or the Stockholder Option Agreements and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) (i) by the Company, if Sub fails to commence the Offer as provided in Section 1.01 or fails to purchase validly tendered Shares in violation of the terms of the Offer or this Agreement and (ii) by Parent, if the Offer expires or is terminated or withdrawn on account of the failure of a condition specified in Exhibit A hereto without any Shares being purchased thereunder;

          (e) by Parent, if (i) the Board of Directors or any committee thereof of the Company withdraws or modifies or amends in a manner adverse to Parent or Sub its authorization, approval or recommendation of the Offer or the Merger or this Agreement or shall have resolved to do any of the foregoing or shall have failed to have reiterated its recommendation within five business days of any written request by Parent or Sub therefor or
     (ii) the Company or any of its Subsidiaries (or the Board of Directors or any committee thereof of the Company) shall have approved, recommended, authorized, publicly announced its intention to enter into or filed a
     Schedule 14D-9 not opposing any Acquisition Transaction with a party other than Parent, Sub or any of their affiliates, or shall have resolved to do any of the foregoing;

          (f) by Parent or the Company, if the other party (or, in the case of termination by the Company, if Sub) shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of the other party set forth in this Agreement which is qualified as to materiality, shall not be true and correct, or any such representation or warranty that is not so qualified, shall not be true and correct in any material respect, in each case when made or at any time prior to the Effective Time as if made at and as of such time;

          (g) by Parent, if at any time prior to the purchase by Sub of all of the Shares subject to the Stockholder Options, the Stockholder Option Agreements shall not be in full force and effect or the Option Grantors shall have breached in any material respect any representation, warranty or covenant contained in the Stockholder Option Agreements; or

          (h) by the Company, to allow the Company to enter into an agreement in respect of an Acquisition Transaction that the Board of Directors of the Company shall have determined represents a financially superior transaction for the stockholders of the Company when compared to the Offer and the Merger if, and only to the extent that, the

     Board of Directors shall have determined in good faith, following the receipt of advice of outside legal counsel, that failure to take any such action would be a breach by the Board of Directors of its fiduciary duties to the stockholders of the Company under applicable law; PROVIDED, THAT, prior to any such termination, the Company notifies Parent promptly of its intention to terminate this Agreement and enter into an agreement with respect to an Acquisition Transaction and gives Parent an opportunity to match the terms of such agreement, which notice shall include the terms of such Acquisition Transaction and shall be given at least five business days prior to the termination of this Agreement; PROVIDED, FURTHER, that such termination shall not be effective unless the Company contemporaneously pays Parent the fee described in Section 6.11 hereof.

     SECTION 8.02 EFFECT OF TERMINATION. If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.01 hereof, this Agreement, except for the provisions of Sections 6.03(b), 6.11, 6.12, 8.02, 9.10 and 9.12 hereof and except to the extent provisions of this Agreement relate to the Company Option Agreement or the Stockholder Option Agreements, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for willful breach of this Agreement.

     SECTION 8.03 AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Sub, subject in the case of the Company to
Section 1.04(b), at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     SECTION 8.04 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Sub, subject in the case of the Company to
Section 1.04(b), may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                     ARTICLE IX

                                   MISCELLANEOUS

     SECTION 9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in Articles IV and V shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 9.02 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Disclosure Letter, the Company Option Agreement and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that Parent or Sub may assign any of their respective rights and obligations to any affiliate of Parent or Sub, as the case may be, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder. It is understood and agreed that either Sub or any affiliates of Sub may purchase Shares under the Offer.

     SECTION 9.03 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of New York (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.04 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 9.05 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

      if to Parent or Sub:


      Henkel KGaA
      Henkelstrasse 67
      D-40191 Dusseldorf
      Germany
      Facsimile:  (49) 211 798 2470
      Attention:  Petra U. Hammerlein

      with a copy to:

      Henkel Acquisition Corp. II
      c/o Henkel Corporation
      The Triad
      2200 Renaissance Boulevard - Suite 200
      Gulph Mills, PA 19406

     Facsimile:   (610) 270 8219
     Attention:  Ernest G. Szoke

     and to:

     Cleary, Gottlieb, Steen & Hamilton
     One Liberty Plaza
     New York, New York 10006
     Facsimile:  212-225-3999
     Attention:  William A. Groll, Esq.

     if to the Company:

     DEP Corporation
     2101 East Via Arado
     Rancho Dominguez, CA 90220
     Facsimile:  (310) 537 2524
     Attention:  Robert H. Berglass

     with a copy to:

     Latham & Watkins
     633 West Fifth Street, Ste. 4000
     Los Angeles, CA  90071
     Facsimile:  213-891-8763
     Attention:  Paul D. Tosetti, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 9.06 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     SECTION 9.07 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.08 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.05 (which is intended to be for the benefit of the persons referred to therein, and may be enforced by any such persons).

     SECTION 9.09 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.10 FEES AND EXPENSES. Whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except as contemplated by Section 6.11 hereof.

     SECTION 9.11 CERTAIN DEFINITIONS. (a) The term "SUBSIDIARY" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

     (b) "MATERIAL ADVERSE EFFECT" shall mean any change, condition, event, fact, circumstance or development (i) constituting or having a material and adverse effect (or any change, condition, event, fact circumstance or development which is reasonably likely to have any material and adverse effect) on any of the condition (financial or otherwise), business, properties, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole, or (ii) that materially impairs, or is reasonably likely to materially impair, the ability of the parties to consummate the transactions contemplated by this Agreement.

     (c) "TAX" shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

     (d) The term "including" shall be deemed to be followed by the phrase "without limitation."

     (e) The term "hereby" shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement.

     (f) The term "the transactions contemplated hereby" shall include the making and consummation of the Offer, the execution of the Company Option Agreement and the Stockholder Option Agreements and the exercise by Parent and Sub of the Options and the acquisition of shares pursuant thereto and the exercise by Parent or Sub of any other rights thereunder, and consummation of the Merger.

     (g) The term "affiliate" shall have the meaning given to such term in Rule 12b-2 under the Exchange Act.

     (h) The term "associate" shall have the meaning given to such term in Rule 12b-2 under the Exchange Act.

     (i) The term "best knowledge of the Company" or similar expression shall mean the knowledge of the senior management of the Company, including the knowledge that would have been obtained through inquiry of senior managers with overall responsibility for the relevant matters, whether or not such inquiry has actually been made.

     SECTION 9.12 PRESS RELEASES. Parent, Sub and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement except, upon advice of counsel, as required by law or by obligations pursuant to any listing agreement with any relevant national securities exchange.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

                                   HENKEL KGaA

                                   By: /s/ Uwe Specht
                                      -------------------------
                                      Name: Dr. Uwe Specht
                                      Title: Executive Vice President


                                   By: /s/ Petra Hammerlein
                                      -------------------------
                                      Name: Dr. Perta Hammerlein
                                      Title: Senior Counsel


                                   HENKEL ACQUISITION CORP. II

                                   By: /s/ John E. Knudson
                                      -------------------------
                                      Name: John E. Knudson
                                      Title: Vice President and Treasurer

                                     DEP CORPORATION

                                     By: /s/ Robert H. Berglass
                                        -------------------------
                                        Name: Robert H. Berglass
                                        Title: Chairman and President

                                                                      EXHIBIT A

                               CONDITIONS TO THE OFFER

               Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the "MERGER AGREEMENT").

               Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment, purchase or pay for any Shares tendered until the expiration of any applicable waiting period for the Offer and the options granted pursuant to the Company Option Agreement and the Stockholder Option Agreements (the "OPTIONS") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and Sub may terminate or, subject to the terms and conditions of the Merger Agreement, amend the Offer as to any Shares not then accepted for payment, shall not be required to accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for Shares tendered, if (1) at the expiration of the Offer, the number of Shares validly tendered and not withdrawn, together with the Shares beneficially owned by Parent and its affiliates or which Parent and its affiliates have the immediate right to acquire pursuant to the Stockholder Option Agreements and the Company Option Agreement, shall not constitute at least 90% of the outstanding Shares on a fully diluted basis (the "MINIMUM CONDITION"); PROVIDED, HOWEVER, that the Minimum Condition may be required to be amended in accordance with Section 1.01(c) of the Merger Agreement, or (2) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following events shall occur or exist:

                    (a) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable to Parent, Sub, the Company, any other affiliate of Parent or the Company, the Offer, the Options or the Merger, that would or is reasonably likely, directly or indirectly, to
               (i) make the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer or the Options illegal, or otherwise restrict or prohibit the consummation of the Offer, the Options or the Merger, (ii) result in a significant delay in or restrict the ability of Sub to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Options or to effect the Merger, (iii) render Sub unable to accept for payment or pay for or purchase some or all of the Shares pursuant to the Offer or the Options, (iv) impose material limitations on the ability of Parent, Sub or any of their respective Subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer or the Options on all matters properly presented to the stockholders of the Company,
               (v) require the divestiture by Parent, Sub or any of their respective Subsidiaries or affiliates of any Shares, or require

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

               Sub, Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Sub to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries or (vi) impose any material limitations on the ability of Parent, Sub or any of their respective Subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Sub, or any of their respective Subsidiaries or affiliates;

                    (b) there shall have been instituted or pending any action, proceeding or counterclaim by or before any governmental, administrative or regulatory agency or instrumentality or before any court, arbitration tribunal or any other tribunal, domestic or foreign, challenging the making of the Offer or the acquisition by Sub of the Shares pursuant to the Offer or the Options or the consummation of the Merger, or seeking to obtain any material damages, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

                    (c) any of the Stockholder Option Agreements shall not be in full force and effect or any of the Option Grantors shall have breached in any material respect any representation, warranty or covenant contained therein;

                    (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange in the United States, including the NASDAQ stock market, or the Frankfurt Stock Exchange for a period of more than one full trading day, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or Germany, (iii) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or Germany, or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

                    (e) any Person, entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent, Sub or the Option Grantors or any of their respective affiliates (and other than persons, entities or groups that are permitted to report their ownership of Shares with the SEC on Schedule 13G) shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Shares;

                    (f) the Company or any of its Subsidiaries (or the Board of Directors or any committee thereof of the Company) shall have approved, recommended, authorized, filed a Schedule 14D-9 not opposing, or publicly announced its intention to enter into, any Acquisition Transaction (other than with Parent, Sub or any of their affiliates);

                    (g) there shall have occurred any change, condition, event or development in the business, condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Company or any of its Subsidiaries that is materially adverse to the Company and its Subsidiaries taken as a whole or that materially impairs the ability of the parties to consummate the Offer or the Merger;

                    (h) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or the Company Option Agreement or any representation or warranty of the Company contained in the Merger Agreement that is qualified as to materiality shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case either as of when made or at and as of any time thereafter;

                    (i) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer; or

                    (j) the Board of Directors or any committee thereof of the Company shall have modified or amended in any manner adverse to Parent or Sub or shall have withdrawn its authorization, approval or recommendation of the Offer, the Merger or the Merger Agreement, or shall have resolved to do any of the foregoing or shall have failed to have reiterated its recommendation within five business days of any written request by Parent or Sub therefor;

which, in the good faith judgment of Parent or Sub, in any case, and regardless of the circumstances (including any action or inaction by Parent or Sub or any of their affiliates permitted by the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

               The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted regardless of the circumstances (including any action or inaction by Parent or Sub or any of their affiliates permitted by the Merger Agreement giving rise to any such condition) or waived by Parent or Sub in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Merger Agreement; PROVIDED, HOWEVER, that the Minimum Condition may not be waived without the Company's consent. The failure of Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Sub concerning the events described above will be final and binding on all parties.

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